Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Third Quarter EPS of $1.59

•	Net earnings of $513.4 million, or $1.59 per diluted share, compared to net earnings of $453.2 million, or $1.37 per diluted share

•	Deliveries of 13,522 homes – up 7%

•	New orders of 13,369 homes – up 9%; new orders dollar value of $5.2 billion – up 3%

•	Backlog of 18,908 homes – down 2%; backlog dollar value of $7.6 billion – down 9%

•	Revenues of $5.9 billion – up 3%

•	Homebuilding operating margins of $657.1 million, compared to $614.7 million

◦	Gross margin on home sales of 20.4%, compared to 20.3%

◦	S,G&A expenses as a % of revenues from home sales of 8.3%, compared to 8.5%

◦	Operating margin on home sales of 12.0%, compared to 11.7%

•	Financial Services operating earnings (net of noncontrolling interests) of $78.8 million, compared to $60.5 million

•	Multifamily operating earnings (net of noncontrolling interests) of $10.5 million, compared to operating loss of $3.9 million

•	Lennar Other operating earnings (net of noncontrolling interests) of $15.9 million, compared to $10.1 million

•	Homebuilding cash and cash equivalents of $795 million

•	Homebuilding debt to total capital of 37.1%

•	Retired $500 million of homebuilding senior notes

•	Repurchased 6.1 million shares for $295.9 million, bringing year-to-date total to 8.1 million shares for $394.7 million

(more)

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Miami, October 2, 2019 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its third quarter ended August 31, 2019. Third quarter net earnings attributable to Lennar in 2019 were $513.4 million, or $1.59 per diluted share, compared to third quarter net earnings attributable to Lennar in 2018 of $453.2 million, or $1.37 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, “We are pleased to announce our results for the third quarter where we achieved net earnings of $513.4 million, or $1.59 per diluted share, compared to $453.2 million, or $1.37 per diluted share in the prior year. As the market continued to solidify through the third quarter, stimulating both the affordability and demand for homes, our new orders and deliveries increased 9% and 7%, respectively, from the prior year. Our homebuilding gross margin in the third quarter was 20.4%, while our SG&A of 8.3% marked an all-time, third-quarter low. We continue to believe that the basic underlying housing market fundamentals of low unemployment, higher wages and low inventory levels remain favorable.”
Mr. Miller continued, “Our intense operational focus on our homebuilding machine, together with our strategic land program, drove solid homebuilding cash flow, which is trending towards $1.5 billion for fiscal 2019. We have paid off $1.6 billion of senior notes since the acquisition of CalAtlantic and will pay off another $600 million of senior notes in November 2019. In addition, we repurchased 6.1 million of the Company's shares in the third quarter for $296 million and 14.1 million shares for $645 million over the last twelve months. Strong cash flows, debt paydowns and stock buybacks will continue to drive greater returns on equity and capital.
“Against that backdrop, our technology initiatives have continued to contribute to our bottom-line performance, driving our SG&A leverage to historically low levels. Our financial services business has also benefitted from our technology initiatives, driving in part the segment’s third quarter earnings of $78.8 million, which outperformed the high end of our earnings guidance by 44%.”
Rick Beckwitt, Chief Executive Officer of Lennar, said, “We’ve clearly focused our attention on becoming a land lighter company. Regarding our forward-looking 40% goal of controlled homesites (versus owned), during the quarter, we made great progress by increasing our controlled homesites from 25% to 30%. We expect to continue making significant progress on this goal by entering into deals with regional and national land platforms. During the quarter, we also made progress on reducing our years owned supply of homesites from 4.5 to 4.4 years and continue to target a goal of 3.0 years. As we reach these goals, it will enable us to generate significant cash flow by reducing our land spend, driving meaningfully greater returns over time.”
Jon Jaffe, President of Lennar, said, “We continue to focus on our SG&A leverage by making our homebuilding machine more efficient. We have used our technology initiatives to redefine the way we build and sell our homes resulting in enhanced leverage. We also remain laser focused on reducing our construction costs. In the third quarter, our homebuilding gross margin percentage increased sequentially 30 basis points primarily due to direct cost savings.”
Mr. Miller concluded, “We remain intensely focused on our strategy of generating stronger cash flow as we look to build on the progress we made during the third quarter of paying down debt and returning capital to our shareholders. With a solid balance sheet, strong cash flow generation and continued execution of our core operating strategies, we believe that we are well positioned to continue our strong performance as we head towards the end of 2019 and into 2020.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2019 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2018
Homebuilding
Revenues from home sales increased 2% in the third quarter of 2019 to $5.3 billion from $5.2 billion in the third quarter of 2018. Revenues were higher primarily due to a 7% increase in the number of home deliveries, excluding unconsolidated entities, partially offset by a 5% decrease in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 13,513 homes in the third quarter of 2019 from 12,600 homes in the third quarter of 2018, as a result of an increase in home deliveries in all homebuilding segments. The average sales price of homes delivered was $394,000 in the third quarter of 2019, compared to $415,000 in the third quarter of 2018. The decrease in average sales price primarily resulted from continuing to shift to lower-priced communities and increased sales incentives, as well as product mix as a larger percentage of deliveries came from the East segment. Sales incentives offered to homebuyers were $24,400 per home delivered in the third quarter of 2019, or 5.8% as a percentage of home sales revenue, compared to $22,900 per home delivered in the third quarter of 2018, or 5.2% as a percentage of home sales revenue, and $26,600 per home delivered in the second quarter of 2019, or 6.1% as a percentage of home sales revenue.
Gross margin on home sales were $1.1 billion, or 20.4%, in the third quarter of 2019, compared to $1.1 billion, or 20.3% (21.9% excluding purchase accounting), in the third quarter of 2018. The gross margin percentage on home sales increased primarily because the third quarter of 2018 included $84.2 million or 160 basis points of backlog/construction in progress write-up related to purchase accounting adjustments on CalAtlantic Group, Inc. (“CalAtlantic”) homes that were delivered in that quarter. This was partially offset by higher construction costs and increased sales incentives.
Selling, general and administrative expenses were $444.7 million in the third quarter of 2019, compared to $446.6 million in the third quarter of 2018. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.3% in the third quarter of 2019, from 8.5% in the third quarter of 2018, due to improved operating leverage primarily as a result of an increase in home deliveries.
Homebuilding equity in loss from unconsolidated entities, gross margin on land sales, homebuilding other income, net, and other homebuilding revenue totaled earnings of $18.1 million in the third quarter of 2019, compared to a loss of $2.6 million in the third quarter of 2018. Homebuilding equity in loss from unconsolidated entities was $10.5 million in the third quarter of 2019, compared to $16.7 million in the third quarter of 2018. In the third quarter of 2019, Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of net losses from one of its homebuilding unconsolidated entities. In the third quarter of 2018, Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of valuation adjustments related to assets of a homebuilding unconsolidated entity, partially offset by the Company's share of net operating earnings from its other unconsolidated entities. Gross margin on land sales was $12.2 million in the third quarter of 2019, compared

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to $3.3 million in the third quarter of 2018. Homebuilding other income, net, was $12.4 million in the third quarter of 2019, compared to $10.8 million in the third quarter of 2018.
Homebuilding interest expense was $107.2 million in the third quarter of 2019 ($98.0 million was included in costs of homes sold, $3.6 million in costs of land sold and $5.6 million in homebuilding other income, net), compared to $86.9 million in the third quarter of 2018 ($83.0 million was included in costs of homes sold, $0.8 million in costs of land sold and $3.1 million in homebuilding other income, net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries. The prior year's interest expense was favorably impacted by purchase accounting related to the CalAtlantic acquisition.
During the third quarter of 2018, the Company recorded $12.0 million of acquisition and integration costs related to CalAtlantic.
Financial Services
Operating earnings for the Financial Services segment were $78.8 million in the third quarter of 2019 (which included $74.7 million of operating earnings and an add back of $4.1 million of net loss attributable to noncontrolling interests). Operating earnings in the third quarter of 2018 were $60.5 million. Operating earnings increased due to an improvement in the mortgage business as a result of a higher capture rate of increased Lennar home deliveries, as well as reductions in loan origination costs driven in part by technology initiatives. These improvements more than offset the decrease in retail origination volume, as a result of the sale of substantially all of the Company's retail mortgage business in the first quarter of 2019. Operating earnings of the Company's title business decreased as a result of a decline in retail closed orders due to the sale of a majority of the Company's retail agency business and title insurance underwriter in the first quarter of 2019. This decrease in retail volume was partially offset by an increase in captive business volume and a decrease in operating expenses.
Multifamily
Operating earnings for the Multifamily segment were $10.5 million in the third quarter of 2019 (which included $10.2 million of operating earnings and an add back of $0.3 million of net loss attributable to noncontrolling interests), primarily due to the segment's $12.6 million share of a gain as a result of the sale of an operating property by the segment's unconsolidated entities. In the third quarter of 2018, the Multifamily segment had an operating loss of $3.9 million primarily driven by selling, general and administrative expenses of the segment and equity in loss related to Lennar Multifamily Venture I (“LMV I”) and other Multifamily joint ventures as a result of incurring expenses that exceeded revenues while rental operations were reaching stabilization. This was partially offset by $1.7 million of our share of gains from the sale of one operating property by a Lennar Multifamily unconsolidated entity as well as $5.1 million of promote revenue related to two properties in LMV I.

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Lennar Other
Operating earnings for the Lennar Other segment were $15.9 million in the third quarter of 2019 (which included $15.8 million of operating earnings and an add back of $0.1 million of net loss attributable to noncontrolling interests), compared to $10.1 million in the third quarter of 2018 (which included $8.8 million of operating earnings and an add back of $1.2 million of net loss attributable to noncontrolling interests). Operating earnings in the third quarter of 2019 were primarily related to our equity in earnings from the Rialto fund investments that were retained when we sold the Rialto investment and asset management platform.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $92.6 million, or 1.6% as a percentage of total revenues, in the third quarter of 2019, compared to $96.3 million, or 1.7% as a percentage of total revenues, in the third quarter of 2018. The decrease in corporate general and administrative expenses as a percentage of total revenues was due to improved operating leverage as a result of an increase in home deliveries.
RESULTS OF OPERATIONS
NINE MONTHS ENDED AUGUST 31, 2019 COMPARED TO
NINE MONTHS ENDED AUGUST 31, 2018
On February 12, 2018, Lennar Corporation completed its acquisition of CalAtlantic. Prior year information includes CalAtlantic only after the acquisition date.
Homebuilding
Revenues from home sales increased 10% in the nine months ended August 31, 2019 to $14.1 billion from $12.9 billion in the nine months ended August 31, 2018. Revenues were higher primarily due to an 11% increase in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, increased to 35,021 homes in the nine months ended August 31, 2019 from 31,412 homes in the nine months ended August 31, 2018, primarily as a result of an increase in home deliveries in all of Homebuilding's segments except Other. The average sales price of homes delivered was $403,000 in the nine months ended August 31, 2019, compared to $409,000 in the nine months ended August 31, 2018. The decrease in average sales price primarily resulted from continuing to shift to lower-priced communities and increased sales incentives as well as product mix as a larger percentage of deliveries came from the East segment. Sales incentives offered to homebuyers were $25,400 per home delivered in the nine months ended August 31, 2019, or 5.9% as a percentage of home sales revenue, compared to $22,800 per home delivered in the nine months ended August 31, 2018, or 5.3% as a percentage of home sales revenue.
Gross margin on home sales were $2.9 billion, or 20.2%, in the nine months ended August 31, 2019, compared to $2.4 billion, or 18.8% (21.7% excluding purchase accounting), in the nine months ended August 31, 2018. The gross margin percentage on home sales increased primarily because the nine months ended August 31, 2018 included $376.0 million or 290 basis points of backlog/construction in progress write-up related to purchase accounting adjustments on CalAtlantic homes that were delivered in that period. This was partially offset by increased sales incentives and higher construction costs.

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Selling, general and administrative expenses were $1.2 billion in the nine months ended August 31, 2019, compared to $1.1 billion in the nine months ended August 31, 2018. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.7% in the nine months ended August 31, 2019, from 8.8% in the nine months ended August 31, 2018, due to improved operating leverage as a result of an increase in home deliveries.
Homebuilding equity in loss from unconsolidated entities, gross margin on land sales, homebuilding other income (expense), net, and other homebuilding revenue totaled a loss of $16.2 million in the nine months ended August 31, 2019, compared to earnings of $169.4 million in the nine months ended August 31, 2018. Homebuilding equity in loss from unconsolidated entities was $4.6 million in the nine months ended August 31, 2019, compared to $43.5 million in the nine months ended August 31, 2018. In the nine months ended August 31, 2019, Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of net operating losses from one of its homebuilding unconsolidated entities. In the nine months ended August 31, 2018, Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of valuation adjustments related to assets of a homebuilding unconsolidated entity and the Company's share of net operating losses from its unconsolidated entities. Gross margin on land sales was $14.9 million in the nine months ended August 31, 2019, compared to $22.3 million in the nine months ended August 31, 2018. Homebuilding other income (expense), net, was ($35.3) million in the nine months ended August 31, 2019, compared to $190.7 million in the nine months ended August 31, 2018. Homebuilding other expense, net in the nine months ended August 31, 2019 was primarily due to a one-time loss of $48.9 million from the consolidation of a previously unconsolidated entity. In the nine months ended August 31, 2018, Homebuilding other income, net, was primarily related to a gain on the sale of an 80% interest in one of Homebuilding's strategic joint ventures, Treasure Island Holdings.
Homebuilding interest expense was $271.5 million in the nine months ended August 31, 2019 ($255.4 million was included in costs of homes sold, $4.5 million in costs of land sold and $11.5 million in homebuilding other expense, net), compared to $214.0 million in the nine months ended August 31, 2018 ($203.2 million was included in costs of homes sold, $2.2 million in costs of land sold and $8.6 million in homebuilding other income, net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries. The prior year's interest expense was favorably impacted by purchase accounting related to the CalAtlantic acquisition.
During the nine months ended August 31, 2018, the Company recorded $140.1 million of acquisition and integration costs related to CalAtlantic.
Financial Services
Operating earnings for the Financial Services segment were $163.0 million in the nine months ended August 31, 2019 (which included $149.9 million of operating earnings and an add back of $13.1 million of net loss attributable to noncontrolling interests), compared to $142.2 million in the nine months ended August 31, 2018. Operating earnings increased due to an improvement in the mortgage business as a result of a higher capture rate of increased

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Lennar home deliveries, as well as reductions in loan origination costs driven in part by technology initiatives. These improvements more than offset the decrease in retail origination volume, as a result of the sale of substantially all of the Company's retail mortgage business in the first quarter of 2019. Operating earnings of the Company's title business decreased as a result of a decline in retail closed orders due to the sale of a majority of the Company's retail agency business and title insurance underwriter in the first quarter of 2019. This decrease in retail volume was partially offset by an increase in captive business volume and a decrease in operating expenses.
Multifamily
Operating earnings for the Multifamily segment were $13.4 million in the nine months ended August 31, 2019 (which included $12.7 million of operating earnings and an add back of $0.7 million of net loss attributable to noncontrolling interests), primarily due to the segment's $16.3 million share of gains as a result of the sale of two operating properties by Multifamily's unconsolidated entities, $11.9 million gain on the sale of an investment in an operating property and $5.6 million of promote revenue related to three properties in LMV I, partially offset by general and administrative expenses. In the nine months ended August 31, 2018, the Multifamily segment had operating earnings of $9.7 million primarily due to the segment's $23.3 million share of gains as a result of the sale of four operating properties by Lennar Multifamily's unconsolidated entities and $10.3 million of promote revenue related to four properties in LMV I, partially offset by general and administrative expenses.
Lennar Other
Operating earnings for the Lennar Other segment were $21.2 million in the nine months ended August 31, 2019 (which included $20.7 million of operating earnings and an add back of $0.4 million of net loss attributable to noncontrolling interests), compared to $18.1 million in the nine months ended August 31, 2018 (which included $15.6 million of operating earnings and an add back of $2.6 million of net loss attributable to noncontrolling interests).
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $248.1 million, or 1.6% as a percentage of total revenues, in the nine months ended August 31, 2019, compared to $249.1 million, or 1.8% as a percentage of total revenues, in the nine months ended August 31, 2018. The decrease in corporate general and administrative expenses as a percentage of total revenues was due to improved operating leverage as a result of an increase in revenues.

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OTHER TRANSACTIONS
Debt Transaction
In June 2019, the Company redeemed $500 million aggregate principal amount of its 4.50% senior notes due June 2019. The redemption price, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.
Credit Facility
In April 2019, the Company amended the credit agreement governing its unsecured revolving credit facility (the "Credit Facility") to increase the commitments from $2.3 billion to $2.4 billion and extend the maturity one year to April 2024. The Credit Facility has a $400 million accordion feature, subject to additional commitments, thus the maximum borrowings are $2.8 billion. As of August 31, 2019, there were $700.0 million of outstanding borrowings under the Credit Facility.
Share Repurchases
During the first quarter of 2019, the Company's Board of Directors authorized the Company to repurchase up to the lesser of $1 billion in value, or 25 million in shares, of the Company's outstanding Class A or Class B common stock. The repurchase authorization has no expiration. Under this repurchase program, the Company repurchased 6.1 million shares of its Class A common stock for $295.9 million at an average per share price of $48.41 during the three months ended August 31, 2019 and 8.1 million shares of its Class A common stock for $394.7 million at an average per share price of $48.65 during the nine months ended August 31, 2019.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through Rialto Mortgage Finance, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Lennar Ventures drives the Company's technology and innovation strategies. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include an extended slowdown in the real estate markets across the nation, or in regions where we have significant Homebuilding or Multifamily development activities; increases in operating costs, including costs related to construction materials, labor, real estate taxes and insurance, and our ability to manage our cost structure, both in our Homebuilding and Multifamily businesses; reduced availability of mortgage financing or increased interest rates; decreased demand for our homes or Multifamily rental properties, or our inability to successfully sell our apartment developments; our inability to continue to realize the anticipated synergy benefits from the CalAtlantic integration; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies, including our land lighter strategy; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the possibility that the Tax Cuts and Jobs Act will have more negative than positive impact on us; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2018. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, October 2, 2019. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3094 and entering 5723593 as the confirmation number.
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10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2019	2018	2019	2018
Revenues:
Homebuilding	$5,438,998	5,285,742	14,258,318	13,011,832
Financial Services	224,502	258,208	572,029	704,004
Multifamily	183,958	101,064	428,764	312,013
Lennar Other	9,600	27,555	28,919	84,572
Total revenues	$5,857,058	5,672,569	15,288,030	14,112,421

Homebuilding operating earnings	$658,982	608,754	1,610,366	1,447,824
Financial Services operating earnings	74,698	60,515	149,887	142,151
Multifamily operating earnings (loss)	10,225	(3,853)	12,700	9,734
Lennar Other operating earnings	15,793	8,840	20,724	15,580
Acquisition and integration costs related to CalAtlantic	—	(11,992)	—	(140,062)
Corporate general and administrative expenses	(92,615)	(96,346)	(248,071)	(249,071)
Earnings before income taxes	667,083	565,918	1,545,606	1,226,156
Provision for income taxes (1)	(154,440)	(98,298)	(374,670)	(306,870)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	512,643	467,620	1,170,936	919,286
Less: Net earnings (loss) attributable to noncontrolling interests	(723)	14,409	(3,812)	19,603
Net earnings attributable to Lennar	$513,366	453,211	1,174,748	899,683

Average shares outstanding:
Basic	318,103	327,214	319,924	302,046
Diluted	318,104	327,237	319,927	302,835

Earnings per share:
Basic	$1.60	1.37	3.64	2.95
Diluted	$1.59	1.37	3.63	2.94

Supplemental information:
Interest incurred (2)	$108,401	112,975	320,960	314,008

EBIT (3):
Net earnings attributable to Lennar	$513,366	453,211	1,174,748	899,683
Provision for income taxes	154,440	98,298	374,670	306,870
Interest expense	107,178	86,892	271,476	213,953
EBIT	$774,984	638,401	1,820,894	1,420,506

(1)
Provision for income taxes for the nine months ended August 31, 2018 includes a one-time non-cash write-down of deferred tax assets of $68.6 million as a result of the Tax Cuts and Jobs Act enacted in December 2017.

(2)	Amount represents interest incurred related to homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2019	2018	2019	2018
Homebuilding revenues:
Sales of homes	$5,330,694	5,223,787	14,114,939	12,858,937
Sales of land	104,338	61,955	134,576	152,895
Other homebuilding revenue	3,966	—	8,803	—
Total homebuilding revenues	5,438,998	5,285,742	14,258,318	13,011,832

Homebuilding costs and expenses:
Costs of homes sold	4,245,061	4,165,884	11,264,640	10,444,364
Costs of land sold	92,151	58,625	119,685	130,640
Selling, general and administrative	444,720	446,579	1,223,701	1,136,180
Total homebuilding costs and expenses	4,781,932	4,671,088	12,608,026	11,711,184
Homebuilding operating margins	657,066	614,654	1,650,292	1,300,648
Homebuilding equity in loss from unconsolidated entities	(10,459)	(16,739)	(4,601)	(43,537)
Homebuilding other income (expense), net	12,375	10,839	(35,325)	190,713
Homebuilding operating earnings	$658,982	608,754	1,610,366	1,447,824

Financial Services revenues	$224,502	258,208	572,029	704,004
Financial Services costs and expenses	149,804	197,693	422,142	561,853
Financial Services operating earnings	$74,698	60,515	149,887	142,151

Multifamily revenues	$183,958	101,064	428,764	312,013
Multifamily costs and expenses	181,616	103,187	431,510	317,572
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	7,883	(1,730)	15,446	15,293
Multifamily operating earnings (loss)	$10,225	(3,853)	12,700	9,734

Lennar Other revenues	$9,600	27,555	28,919	84,572
Lennar Other costs and expenses	2,734	21,518	7,550	69,883
Lennar Other equity in earnings from unconsolidated entities	8,903	6,614	12,255	20,129
Lennar Other income (expense), net	24	(3,811)	(12,900)	(19,238)
Lennar Other operating earnings	$15,793	8,840	20,724	15,580

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
In the fourth quarter of 2018, the Company modified its homebuilding operating segments into four reportable segments: Homebuilding East, Homebuilding Central, Homebuilding Texas, and Homebuilding West. All prior periods have been adjusted to conform with the Company's current presentation.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, North Carolina and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Nevada, Oregon, Utah and Washington
Other: Urban divisions and other homebuilding related investments primarily in California, including FivePoint

	For the Three Months Ended August 31,
	2019	2018	2019	2018	2019	2018
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,450	4,862	$1,844,192	1,680,018	$338,000	346,000
Central	1,880	1,735	713,303	668,772	379,000	385,000
Texas	2,260	2,169	696,904	716,343	308,000	330,000
West	3,908	3,827	2,060,740	2,149,156	527,000	562,000
Other	24	20	18,280	21,059	762,000	1,053,000
Total	13,522	12,613	$5,333,419	5,235,348	$394,000	415,000
Of the total homes delivered listed above, nine homes with a dollar value of $2.7 million and an average sales price of $303,000 represent home deliveries from unconsolidated entities for the three months ended August 31, 2019, compared to 13 home deliveries with a dollar value of $11.6 million and an average sales price of $889,000 for the three months ended August 31, 2018.

New Orders:	Homes		Dollar Value		Average Sales Price
East	5,340	5,224	$1,757,051	1,779,825	$329,000	341,000
Central	1,822	1,662	708,977	627,195	389,000	377,000
Texas	2,221	1,909	660,304	612,029	297,000	321,000
West	3,949	3,502	2,049,404	2,028,251	519,000	579,000
Other	37	22	33,896	23,589	916,000	1,072,000
Total	13,369	12,319	$5,209,632	5,070,889	$390,000	412,000
Of the total new orders listed above, 21 homes with a dollar value of $7.3 million and an average sales price of $349,000 represent new orders from unconsolidated entities for the three months ended August 31, 2019, compared to 13 new orders with a dollar value of $9.8 million and an average sales price of $751,000 for the three months ended August 31, 2018.

13-13-13

	For the Nine Months Ended August 31,
	2019	2018	2019	2018	2019	2018
Deliveries:	Homes		Dollar Value		Average Sales Price
East	14,123	12,172	$4,805,792	4,136,580	$340,000	340,000
Central	4,572	3,978	1,755,623	1,535,701	384,000	386,000
Texas	5,660	5,233	1,796,344	1,748,521	317,000	334,000
West	10,667	10,005	5,738,881	5,402,779	538,000	540,000
Other	49	85	43,312	80,483	884,000	947,000
Total	35,071	31,473	$14,139,952	12,904,064	$403,000	410,000
Of the total homes delivered listed above, 50 homes with a dollar value of $25.0 million and an average sales price of $500,000 represent home deliveries from unconsolidated entities for the nine months ended August 31, 2019, compared to 61 home deliveries with a dollar value of $45.1 million and an average sales price of $740,000 for the nine months ended August 31, 2018.

New Orders:	Homes		Dollar Value		Average Sales Price
East	15,424	14,430	$5,218,383	4,888,372	$338,000	339,000
Central	5,306	4,451	2,044,653	1,721,263	385,000	387,000
Texas	6,069	5,629	1,861,849	1,822,235	307,000	324,000
West	11,481	10,633	5,977,758	5,970,570	521,000	562,000
Other	70	72	60,447	70,428	864,000	978,000
Total	38,350	35,215	$15,163,090	14,472,868	$395,000	411,000
Of the total new orders listed above, 68 homes with a dollar value of $32.1 million and an average sales price of $472,000 represent new orders from unconsolidated entities for the nine months ended August 31, 2019, compared to 54 new orders with a dollar value of $38.9 million and an average sales price of $721,000 for the nine months ended August 31, 2018.

	August 31,
	2019	2018 (1)	2019	2018	2019	2018
Backlog:	Homes		Dollar Value		Average Sales Price
East (2)	8,389	8,234	$2,938,456	2,982,258	$350,000	362,000
Central	2,720	2,472	1,079,283	974,388	397,000	394,000
Texas	2,557	2,623	826,226	922,425	323,000	352,000
West	5,215	5,875	2,726,329	3,454,519	523,000	588,000
Other	27	16	26,123	19,742	968,000	1,234,000
Total	18,908	19,220	$7,596,417	8,353,332	$402,000	435,000
Of the total homes in backlog listed above, 25 homes with a backlog dollar value of $9.8 million and an average sales price of $391,000 represent the backlog from unconsolidated entities at August 31, 2019, compared to 16 homes with a backlog dollar value of $8.9 million and an average sales price of $559,000 at August 31, 2018.

(1)
During the nine months ended August 31, 2018, the Company acquired a total of 6,530 homes in backlog in connection with the CalAtlantic acquisition. Of the homes in backlog acquired, 2,151 homes were in the East, 1,275 homes were in the Central, 888 homes were in Texas and 2,216 homes were in the West.

(2)	During the nine months ended August 31, 2019, the Company acquired 13 homes in backlog.

14-14-14

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31,	November 30,	August 31,
	2019	2018	2018
Homebuilding debt	$9,075,016	8,543,868	9,407,987
Stockholders' equity	15,371,938	14,581,535	14,032,016
Total capital	$24,446,954	23,125,403	23,440,003
Homebuilding debt to total capital	37.1%	36.9%	40.1%

Homebuilding debt	$9,075,016	8,543,868	9,407,987
Less: Homebuilding cash and cash equivalents	795,405	1,337,807	833,274
Net homebuilding debt	$8,279,611	7,206,061	8,574,713
Net homebuilding debt to total capital (1)	35.0%	33.1%	37.9%

(1)
Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.